Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC.  REPORTS
THIRD QUARTER 2008 RESULTS
Company Reports Net Income for Quarter
Before Restructuring Charges and Reserves

CHICAGO, Thursday, November 6, 2008 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced that $6.3 million in restructuring charges and provisions for reserves led to a net loss of $5.2 million, or $0.15 per basic and diluted share, for the third quarter ended September 30, 2008.  Excluding those charges, the company reported net income of $1.1 million, or $0.04 per basic and diluted share, which compares to net income of $2.6 million, or $0.08 per basic and diluted share, in the same period last year.
Third quarter 2008 revenues were $70.4 million, down from $82.8 million in the same period last year, in part reflecting the company’s decisions to sell its television studio assets and outsource its e-commerce operations.  Segment income was $3.6 million in the 2008 third quarter versus $4.2 million in the prior year.  Lower Corporate Administration and Promotion expense and improved performance in the Licensing and Publishing Groups were offset by lower Entertainment Group results.
PEI Chairman and Chief Executive Officer Christie Hefner said: “We were pleased to return the company to profitability, excluding charges and reserves, but we can do better.  We believe that our focus on growing our licensing business, creating content for use on integrated media platforms and streamlining our operations will enable us to navigate through these difficult times and produce profitable growth next year.
“We will continue to expand our brand presence, particularly through licensing deals, which we expect to remain important growth and profit drivers,” Hefner said.  “In our core consumer products, we saw 7% growth in royalty revenues this past quarter, despite a very weak retail environment in the United States and Europe, attesting to the strength of our brand, the appeal of our products and the benefits of global diversification.  We continue to develop exciting new products, such as our first global line of fragrances, which was introduced by Coty last month and which we expect to be one of our growth drivers.
“We are and will remain a leader in creating entertaining, popular content for young men.  What will change are the delivery mechanisms and formats.  In addition to distributing content through multiple online and mobile access points, we are creating new content that is not just shorter and timelier but interactive, customized and community-driven.  Early next year, a new Playboy.com website will debut that is more closely integrated with the magazine, and we expect to see growth in our total print and online audience and ad sales as a result.
“Our focus on content creation has enabled us to reduce our cost structure, particularly related to our mature domestic media businesses as well as corporate and other overhead.  We have begun implementing approximately $12 million in annual expense reductions, which include lowering our head count, outsourcing functions and exiting unprofitable businesses.  We will begin to benefit from these actions in the fourth quarter but don’t expect to see the full results of these changes to become evident until next year.
“My optimism for our future prospects is based not just on these strategies but also on the advantages we have.  From a financial standpoint, our balance sheet is solid and we have more than enough cash to meet our needs.  We are less advertising dependent than most media companies, and many of our products and services fall into the category of affordable luxuries.  We have a diverse portfolio and the ability to generate meaningful future profits,” Hefner said.

Entertainment
Third quarter 2008 Entertainment Group segment profit declined to $2.8 million from $7.2 million last year.  Revenues for the 2008 third quarter were $38.2 million compared to $49.6 million in the same period last year.
Third quarter 2008 Playboy TV revenues rose both year-over-year and quarter-over-quarter, reflecting the positive traction of Playboy as an SVOD product.  However, the sale of the Andrita television studio assets led to a decline in third quarter domestic TV revenue to $14.6 million compared to $17.6 million last year.  In addition, continued consumer migration from pay-per-view to the video-on-demand platform led to lower movie network revenues.
International TV revenues were off by $2.5 million to $11.8 million in this year’s third quarter versus last year due to foreign exchange losses combined with lower subscription numbers in the UK market.  Online/mobile revenues declined in the third quarter to $10.9 million in 2008 from $15.4 million in 2007 primarily due to the outsourcing of the company’s e-commerce business as well as expected lower traffic and, therefore, revenues, which are related to Playboy.com’s redesign.
Other revenues were also down in the quarter in part due to a decrease in sales of DVDs.  The company recently announced that it plans to exit that business.

Publishing
The Publishing Group reported a segment loss of $1.3 million in the 2008 third quarter, an improvement from the $1.4 million loss reported in the prior year.  Revenues during the same time period declined by $1.3 million to $21.8 million.
Although Playboy magazine advertising and circulation revenues were down in the quarter, reductions in marketing, editorial and subscription collection costs more than offset the revenue decline.
The company said that it expects a 17% decline in advertising revenues in the 2008 fourth quarter compared to last year.

Licensing
The Licensing Group reported third quarter 2008 segment income of $6.7 million, a 5% increase compared to last year, on a 2% revenue gain to $10.4 million.  Total consumer products revenues were up 7% year-over-year, led by a 12% increase in royalties from apparel and accessories.

Corporate Administration and Promotion/Other
Corporate Administration and Promotion expense declined 42% to $4.6 million in the 2008 third quarter from $7.9 million last year.  Reductions in compensation-related expenses and other benefits, trademark defense and marketing expenses contributed to the year-over-year improvement.
As previously announced, the 2008 third quarter results included restructuring expense of $2.2 million as well as a total of $4.1 million in provisions for reserves related to a receivable from the sale of an asset and to archival materials.  There were no comparable expenses in last year’s third quarter.

A  conference call related to third quarter 2008 earnings will be held today, Thursday, November 6, 2008, at 11:00 a.m. Eastern Standard Time or 10:00 a.m. Central Standard Time.
The call may be accessed by dialing 800-895-0198 (for domestic callers) or 785-424-1053 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears in more than 100 countries on a wide range of consumer products, entertainment locations and retail stores.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials;
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us; or
(c)	substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign sales and operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, wireless, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or unforeseen delays in implementation which might affect our financial results, plans and assumptions;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear television or video-on-demand platforms;
(15)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(16)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we may undertake in the future;
(18)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV–Latin America, LLC, joint venture partner;
(19)	Increases in paper, printing or postage costs;
(20)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(21)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies);
(22)	Risks associated with the viability of our subscription, on-demand, e-commerce and ad-supported Internet models; and
(23)
Risks that adverse market and economic conditions may result in a decrease in the value of our investments in marketable securities and risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital and credit markets.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enteprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	September 30,
	2008	2007
Net revenues
Entertainment:
Domestic TV	$14.6	$17.6
International TV	11.8	14.3
Online/mobile	10.9	15.4
Other	0.9	2.3
Total Entertainment	38.2	49.6
Publishing:
Domestic magazine:
Subscription	9.9	10.3
Newsstand	1.5	1.6
Advertising	5.5	6.4
Total domestic magazine	16.9	18.3
International magazine	2.0	1.9
Special editions and other	2.9	2.9
Total Publishing	21.8	23.1
Licensing:
Consumer products	9.4	8.7
Location-based entertainment	0.7	0.9
Marketing events	0.2	0.4
Other	0.1	0.1
Total Licensing	10.4	10.1

Total net revenues	$70.4	$82.8

Net income (loss)
Entertainment	$2.8	$7.2
Publishing	(1.3)	(1.4)
Licensing	6.7	6.3
Corporate Administration and Promotion	(4.6)	(7.9)

Segment income	3.6	4.2

Restructuring expense	(2.2)	-
Provisions for reserves	(4.1)	-

Operating income (loss)	(2.7)	4.2

Investment income	0.2	0.6
Interest expense	(1.1)	(1.2)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	(0.1)	0.1

Income (loss) before income taxes	(3.8)	3.6

Income tax expense	(1.4)	(1.0)

Net income (loss)	$(5.2)	$2.6

Weighted average number of common shares outstanding
Basic	33,317	33,251
Diluted	33,317	33,301

Basic and diluted earnings (loss) per common share	$(0.15)	$0.08

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Nine Months Ended
	September 30,
	2008	2007
Net revenues
Entertainment:
Domestic TV	$45.9	$58.9
International TV	39.9	41.8
Online/mobile	37.7	45.9
Other	3.8	5.7
Total Entertainment	127.3	152.3
Publishing:
Domestic magazine:
Subscription	29.8	31.6
Newsstand	5.0	6.4
Advertising	15.0	18.4
Total domestic magazine	49.8	56.4
International magazine	6.0	5.6
Special editions and other	6.7	7.1
Total Publishing	62.5	69.1
Licensing:
Consumer products	26.6	24.9
Location-based entertainment	2.9	2.7
Marketing events	2.7	3.0
Other	0.3	1.9
Total Licensing	32.5	32.5

Total net revenues	$222.3	$253.9

Net income (loss)
Entertainment	$7.3	$18.8
Publishing	(6.4)	(6.1)
Licensing	19.4	19.5
Corporate Administration and Promotion	(16.9)	(20.2)

Segment income	3.4	12.0

Restructuring expense	(2.8)	(0.1)
Impairment charge on assets held for sale	(0.1)	-
Provisions for reserves	(4.1)	-

Operating income (loss)	(3.6)	11.9

Investment income	0.9	1.7
Interest expense	(3.4)	(3.7)
Amortization of deferred financing fees	(0.3)	(0.4)
Other, net	(0.4)	(0.2)

Income (loss) before income taxes	(6.8)	9.3

Income tax expense	(3.6)	(3.3)

Net income (loss)	$(10.4)	$6.0

Weighted average number of common shares outstanding
Basic	33,297	33,241
Diluted	33,297	33,281

Basic and diluted earnings (loss) per common share	$(0.31)	$0.18

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	Third Quarter Ended September 30,			Nine Months Ended September 30,

EBITDA and Adjusted EBITDA	2008	2007	% Better/(Worse)	2008	2007	% Better/(Worse)
Net income (loss)	$(5.2)	$2.6	-	$(10.4)	$6.0	-
Adjusted for:
Income Tax Expense	1.4	1.0	(40.0)	3.6	3.3	(9.1)
Interest Expense	1.1	1.2	8.3	3.4	3.7	8.1
Amortization of Deferred Financing Fees	0.1	0.1	-	0.3	0.4	25.0
Equity in Operations of Investments	(0.1)	(0.2)	(50.0)	(0.1)	(0.2)	(50.0)
Depreciation and Amortization	10.3	10.6	2.8	30.3	31.7	4.4
EBITDA [1]	7.6	15.3	(50.3)	27.1	44.9	(39.6)
Adjusted for:
Cash Investments in Television Programming	(5.2)	(9.1)	42.9	(21.2)	(26.7)	20.6
Adjusted EBITDA [2]	$2.4	$6.2	(61.3)	$5.9	$18.2	(67.6)

	Third Quarter Ended September 30,			Nine Months Ended September 30,
Net Income (Loss) Before Restructuring Charges and
Reserves [3]	2008	2007	% Better/(Worse)	2008	2007	% Better/(Worse)
Net income (loss)	$(5.2)	$2.6	-	$(10.4)	$6.0	-
Adjusted for:
Restructuring expense	2.2	-	-	2.8	0.1	(2,700.0)
Provisions for reserves	4.1	-	-	4.1	-	-
Net income (loss) before restructuring charges and
reserves	$1.1	$2.6	(57.7)	$(3.5)	$6.1	-
Basic and diluted earnings (loss) before restructuring
charges and reserves per common share	$0.04	$0.08	(50.0)	$(0.11)	$0.18	-

	Third Quarter Ended September 30,			Nine Months Ended September 30,

Financial and Operating Data	2008	2007	% Inc/(Dec)	2008	2007	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$5.2	$9.1	(42.9)	$21.2	$26.7	(20.6)
Programming Amortization and Online Content Expenses	$9.8	$9.2	6.5	$29.5	$29.5	-

Publishing
Domestic Magazine Advertising Pages	98.3	110.8	(11.3)	289.8	318.3	(9.0)

At September 30
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$27.9	$38.6	(27.7)	$27.9	$38.6	(27.7)
Long-Term Financing Obligations	$115.0	$115.0	-	$115.0	$115.0	-

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet.  In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net income (loss) before restructuring charges and reserves is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net income (loss) before restructuring charges and reserves might not be comparable to similarly titled measures of other companies. Net income (loss) before restructuring charges and reserves should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.